Exhibit 99.1

PURE Bioscience Reports 2016 Fiscal Second Quarter

and Six-Month Financial Results

-- Progress Update on FDA Approved PURE Control® Food Safety Solution for Use as Direct Food Contact Processing Aid for Fresh Produce and Raw Poultry --

SAN DIEGO, CA (March 9, 2016) – PURE Bioscience, Inc. (), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal second quarter and six-month periods ended January 31, 2016.

Update – Fiscal Q2 2016

•	Received FDA approvals for two Food Contact Notifications (FCN) to commercialize PURE Control® as a direct food contact processing aid to be applied directly onto fresh produce and raw poultry.
•	Began marketing of PURE Control as a fresh produce processing aid into a new $300+ million market segment.
o

PURE Control is being tested by a leading produce supplier (which currently uses PURE® Hard Surface food contact surface sanitizer and environmental disinfectant for its plant and equipment)  for protection against the most frequently associated produce pathogen contaminations (including Salmonella, Listeria and E. coli).

•

Pursuing USDA approval as the final regulatory approval required to commercialize PURE Control as a raw poultry processing aid. Test results for PURE Control in poultry processing demonstrate materially significant reduction in Salmonella contamination (to nearly non-detectable levels).

o	Protocols have been developed and initial plants and partners have been identified. PURE is ready to begin the plant trials as soon as the USDA completes its FCN review.
▪	Once initiated, the required USDA in-plant process validation and optimization trials will take approximately 45 days.
▪	PURE anticipates first sales into poultry processors (a new $350+ million market segment) in calendar Q2 2016.
•	Two Casual Dining chains and one Quick Service Restaurant (QSR) chain have recently adopted PURE Hard Surface disinfectant to fight Norovirus (applied to surfaces which come in contact with food).
o	Four additional chains are in the process of product evaluations.
•

Significant expansion within Food Processors/Manufacturers, with customers both expanding environmental and surface applications and using PURE Hard Surface at additional plants. Much of the increasing usage is being driven by the product’s superior performance in eradicating Listeria, and providing residual protection as a preventive control.

•	Completed $8 million private placement, providing working capital for at least the next 12 months.
o

$6 million was placed with strategic investor Franchise Brands LLC, as its second investment in PURE. Franchise Brands was created in 2005 with the support and guidance of the founders of SUBWAY® Restaurants*

* SUBWAY® is a registered trademark of Doctor’s Associates, Inc.

Hank R. Lambert,  CEO, said that, “Achieving FDA approvals for use of SDC as a direct food contact processing aid was truly a milestone event for PURE. During the quarter we  also successfully raised funds to provide us with the financial runway to execute on our business plan. The sales traction evidenced by food safety revenue growth affirms that our focused strategy is producing results.

“With the anticipated USDA approval for the use of PURE Control in poultry processing in calendar Q2, we can begin to penetrate the combined $650 million US produce and poultry processing aids markets. By calendar Q4 this year, we anticipate accelerating revenue growth in these two markets and to make strides toward achieving meaningful market penetration. It is our goal to become a significant player in these large and growing markets – by providing leading edge food safety solutions to prevent foodborne illness, and thereby protect both people and brands,” Lambert concluded.

Q2:  Summary of Results of Operations

Revenues from PURE’s core business, food safety, continued to gain traction, increasing 185% in the second fiscal quarter of 2016 as compared with the prior year.    Consolidated revenues for the second fiscal quarter 2016 were $176,000,  a decrease from the second fiscal quarter 2015 of $273,000 due to sales fluctuations within our existing legacy customer base. Total operating costs and expenses, excluding cost of goods sold and share-based compensation, for the second fiscal quarter of 2016 and 2015, were $1.6 million and $1.4 million, respectively. The second fiscal quarter 2016 net loss was ($10.9) million compared with ($1.7) million for second fiscal quarter 2015.  The adjusted net loss, excluding derivative expense and share-based compensation,  for second fiscal quarter 2016 and second fiscal quarter 2015 was ($1.5) million and ($1.3)  million, respectively.

Six Months:  Summary of Results of Operations

Core food safety revenues in the six months ended January 31, 2016 increased 99% as compared with food safety revenues in the same period in 2015. Consolidated revenues for the six-month period were $362,000, compared with revenues of $390,000 for the six months ended January 31, 2015. Total operating costs and expenses, excluding cost of goods sold and share-based compensation, were $2.9 million, and $2.9 million, respectively. The net loss for the six months ended January 31, 2016 was $(13.7) million, or $(0.27) per share, compared with a net loss of ($3.7) million, or ($.10) per share, in the six months ended January 31, 2015. The adjusted net loss, excluding derivative expense and share-based compensation, for the six months ended January 31, 2016 was ($2.7) million compared with prior year adjusted net loss of ($2.7) million.  Cash and cash equivalents, reported as of January 31, 2016, was  $6.7 million, an increase of $5.4 million over our fiscal year end cash balance of  $1.3 million.

Calendar 2016 Strategy and Goals

PURE is now active in three markets in the food safety arena – (1) processing aids for produce and poultry,  (2) food service,  and (3) food manufacturing/processing. Revenues from food safety are growing steadily, representing 59% of second quarter revenues.

Our goals for this calendar year are to:

•	Commercialize PURE Control and achieve market penetration as a direct food contact processing aid for both fresh produce and raw poultry;
o	Complete USDA regulatory process as a processing aid for raw poultry
•	Continue testing for beef and pork and file FCNs with the FDA;
•	Secure customer adoption of PURE Hard Surface with 5+ national restaurant chains and 35+ national food processors;
•	Continue to broaden the present 25% market penetration of PURE Hard Surface disinfectant at SUBWAY® Restaurants nationwide;
•	Continue to license PURE distribution and SDC applications for use in non-core markets; and

•	Seek up-listing to a national stock exchange.

2016 Fiscal Second Quarter Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PST (4:30pm EST) on March 9, 2016. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=118342

A replay of the webcast will be available on the Company’s website (http://www.purebio.com/about/investor_relations). Also, a replay of the conference call will be available by dialing 1-877-870-5176 (international participants dial 1-858-384-5517) starting March 9, 2016, at 7:30pm EST through March 16, 2016 at 11:59pm EST. Please use PIN Number 118342.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena -- providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company's current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations into customer orders; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw poultry and raw meat processing; competitive factors; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2015, its Form 10-Q for the first quarter ended October 31, 2015 and its Form 10-Q for the second quarter ended January 31, 2016. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:
Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended		Three Months Ended
	January 31,		January 31,
	2016	2015	2016	2015

Net product sales	$ 362,000	$ 390,000	$ 176,000	$ 273,000

Operating costs and expenses

Cost of goods sold	102,000	156,000	48,000	111,000
Selling, general and administrative	2,472,000	2,524,000	1,386,000	1,201,000
Research and development	474,000	391,000	238,000	215,000
Share-based compensation	1,435,000	985,000	763,000	482,000
Total operating costs and expenses	4,483,000	4,056,000	2,435,000	2,009,000

Loss from operations	(4,121,000)	(3,666,000)	(2,259,000)	(1,736,000)

Other income (expense)
Fair value of derivative liabilities in excess of proceeds	(1,867,000)	-	(859,000)	-
Change in derivative liability	(7,747,000)	4,000	(7,790,000)	5,000
Interest expense	(5,000)	(5,000)	(3,000)	(3,000)
Other income (expense), net	18,000	(3,000)	9,000	(2,000)
				-
Total other income (expense)	(9,601,000)	(4,000)	(8,643,000)	-

Net loss	$ (13,722,000)	$ (3,670,000)	$ (10,902,000)	$ (1,736,000)

Basic and diluted net loss per share	$ (0.27)	$ (0.10)	$ (0.19)	$ (0.04)

Shares used in computing basic and diluted net loss per share	50,848,785	38,440,396	58,678,242	39,851,590

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	January 31,	July 31,
	2016	2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$ 6,706,000	$ 1,321,000
Accounts receivable, net	106,000	189,000
Inventories, net	237,000	207,000
Restricted cash	75,000	75,000
Prepaid expenses	88,000	187,000

Total current assets	7,212,000	1,979,000

Property, plant and equipment, net	231,000	90,000
Patents, net	1,110,000	1,192,000

Total assets	$ 8,553,000	$ 3,261,000

Liabilities and stockholders' equity (deficit)
Current liabilities
Accounts payable	$ 582,000	$ 560,000
Restructuring liability	49,000	59,000
Accrued liabilities	201,000	246,000
Derivative liability	17,618,000	4,000

Total current liabilities	18,450,000	869,000

Deferred rent	7,000	9,000

Total liabilities	18,457,000	878,000

Commitments and contingencies (See Note 6)

Stockholders' equity (deficit)
Preferred stock, $0.01 par value:
5,000,000 shares authorized, no shares issued	-	-
Common stock, $0.01 par value:
100,000,000 shares authorized
60,175,975 shares issued and outstanding at January 31, 2016, and 41,859,297 shares issued and outstanding at July 31, 2015	602,000	420,000
Additional paid-in capital	92,064,000	90,811,000
Accumulated deficit	(102,570,000)	(88,848,000)

Total stockholders' equity (deficit)	(9,904,000)	2,383,000

Total liabilities and stockholders' equity (deficit)	$ 8,553,000	$ 3,261,000

Pure Bioscience, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Six Months Ended		Three Months Ended
	January 31,		January 31,
	2016	2015	2016	2015

Net loss, as reported	$(13,722,000)	$(3,670,000)	$(10,902,000)	$(1,736,000)

Add back significant items:
Share-based compensation	1,435,000	985,000	763,000	482,000
Fair value of derivative liability in excess of proceeds	1,867,000	-	859,000	-
Change in derivative liability	7,747,000	(4,000)	7,790,000	(5,000)
Net loss, as adjusted for significant items	$(2,673,000)	$(2,689,000)	$(1,490,000)	$(1,259,000)